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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  JUNE 18, 1998

                                 ANACOMP, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          INDIANA                     1-8328                   35-1144230

(STATE OR OTHER JURISDICTION       (COMMISSION              (IRS EMPLOYER
     OF INCORPORATION)              FILE NUMBER)          IDENTIFICATION NO.)

   12365 CROSTHWAITE CIRCLE, POWAY, CALIFORNIA                    92064
    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                    (ZIP CODE)

Registrant's telephone number, including area code:  (619) 679-9797

           (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT.)


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





ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a)    Financial statements of business acquired.

     Set forth below with respect to First Image are the following financial statements as of and for the periods indicated:

          (1)  Report of Independent Auditors
          (2)  Balance Sheets as of December 31, 1997 and 1996
          (3)  Statements of Income for the years ended
               December 31, 1997, 1996 and 1995
          (4)  Statement of Division Equity for the years ended
               December 31, 1997, 1996 and 1995
          (5)  Statement of Cash Flows for the years ended
               December 31, 1997, 1996 and 1995
          (6)  Notes to Financial Statements
          (7)  Unaudited Balance Sheet as of March 31, 1998
          (8) Unaudited Statements of Income for the three months ended March 31, 1998 and 1997
          (9) Unaudited Statements of Cash Flows for the three months ended March 31, 1998 and 1997
          (10) Unaudited Notes to Financial Statements

                         Report of Independent Auditors

The Board of Directors
   of First Data Corporation

We have audited the accompanying balance sheets of First Image Management Company (the "Company"), a division of First Data Corporation, as of December 31, 1997 and 1996, and the related statements of income, division equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Image Management Company, a division of First Data Corporation, at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Atlanta, Georgia
April  30,  1998,  except as to
 Note 15 as to which the
 date is June 18, 1998

                         First Image Management Company
                     (a division of First Data Corporation)

                                 Balance Sheets


                                                                                        December 31
                                                                                1997                  1996
                                                                        --------------------------------------------
                                                                              (Dollar amounts in thousands)
Assets
Current assets:

Cash and cash equivalents...............................................     $  388                  $  1,130
Accounts receivable, net of
 allowance of $2,879 and $1,522 for 1997 and 1996,
 respectively ..........................................................     47,635                    40,530

Intercompany trade receivables..........................................        521                     2,327
Deferred tax assets.....................................................      3,921                     3,676
Prepaid expenses and other current assets...............................     10,827                     5,233
Supplies inventory......................................................      5,128                     5,101
                                                                           --------                   --------
Total current assets....................................................     68,420                    57,997

Property and equipment:

Land, buildings and improvements........................................      3,787                     3,711
Leasehold improvements..................................................      8,737                     8,341
Equipment...............................................................     78,171                    67,783
Furniture and fixtures..................................................      7,960                     7,806
                                                                           --------                   --------
                                                                             98,655                    87,641
Accumulated depreciation................................................    (69,286)                  (60,442)
                                                                           --------                   --------
                                                                             29,369                    27,199

Goodwill and other intangible assets less
 accumulated amortization of $50,920 and
 $41,772 for 1997 and 1996, respectively ...............................    165,683                   154,472
Other assets............................................................        243                       930
                                                                           --------                   --------
Total assets............................................................   $263,715                  $240,598
                                                                           --------                   --------
                                                                           --------                   --------


                                                                               December 31
                                                                       1997                  1996
                                                               --------------------------------------------
                                                                      (Dollar amounts in thousands)
Liabilities and division equity
Liabilities:

Accounts payable...............................................      $  5,331                  $  4,106
Intercompany trade accounts payable............................           200                        82
Accrued salaries and benefits..................................         2,367                     3,003
Other accrued liabilities......................................        14,001                     8,076
Deferred revenue...............................................         2,986                        47
Notes payable and capital lease obligations
 - current                                                                429                       399
                                                                     --------                  ---------
Total current liabilities......................................        25,314                    15,713

Deferred tax liability.........................................         1,865                     3,143

Notes payable and capital lease obligations
 - long term                                                              806                     1,075

Other liabilities..............................................           426                       342

Commitments and contingencies

Division equity................................................       235,304                   220,325
                                                                     --------                  ---------
Total liabilities and division equity..........................      $263,715                  $240,598
                                                                     --------                  ---------
                                                                     --------                  ---------


See accompanying notes.

                         First Image Management Company
                     (a division of First Data Corporation)

                              Statements of Income

                                                                                 Year ended December 31
                                                                  1997                      1996                     1995
                                                               ------------------------------------------------------------
                                                                              (Dollar amounts in thousands)

Revenue ................................................       $221,983                  $209,563                  $220,450

Expenses:
 Salaries and benefits...................................        85,870                    80,998                    92,709
 Forms and supplies......................................        25,285                    23,844                    26,802
 Equipment and occupancy.................................        40,802                    37,846                    41,873
 Other operating and administrative......................        32,707                    29,264                    26,621
 Depreciation and amortization...........................        19,660                    17,622                    18,164
 Provision for employee severance
  and office closure.....................................           667                         -                         -
 Provision for obsolete spare
  parts inventory........................................             -                         -                     3,748
 Overhead charges from First Data
  Corporation............................................         2,220                     2,096                     2,204
                                                              ---------                 ---------                  ---------
Total expenses..........................................        207,211                   191,670                   212,121
                                                              ---------                 ---------                  ---------
Operating income........................................         14,772                    17,893                     8,329

Gain on divestiture of product line.....................          1,915                         -                         -
Interest expense........................................            (84)                      (42)                     (102)
                                                              ---------                 ---------                  ---------
Income before income taxes..............................         16,603                    17,851                     8,227
Provision for income taxes..............................          8,345                     8,909                     4,980
                                                              ---------                 ---------                  ---------
Net income..............................................       $  8,258                  $  8,942                  $  3,247
                                                              ---------                 ---------                  ---------
                                                              ---------                 ---------                  ---------

See accompanying notes.

                         First Image Management Company
                     (a division of First Data Corporation)

                          Statements of Division Equity

                          (Dollar amounts in thousands)


Balance at January 1, 1995.......................................          $243,270
 Return of capital to First Data Corporation.....................           (20,077)
 Net income......................................................             3,247
                                                                           ---------
Balance at December 31, 1995.....................................           226,440
 Return of capital to First Data Corporation.....................           (15,057)
 Net income......................................................             8,942
                                                                           ---------
Balance at December 31, 1996.....................................           220,325
 Capital contribution from First Data Corporation................             6,721
 Net income......................................................             8,258
                                                                           ---------
Balance at December 31, 1997.....................................          $235,304
                                                                           ---------
                                                                           ---------

See accompanying notes.

                         First Image Management Company
                     (a division of First Data Corporation)

                            Statements of Cash Flows


                                                                                  Year ended December 31
                                                                          1997              1996             1995
                                                                     -------------------------------------------------
                                                                              (Dollar amounts in thousands)
Operating activities

Net income..........................................................    $  8,258          $  8,942         $  3,247
Adjustments to reconcile net income to net cash
 provided by operating activities:

   Depreciation.....................................................      10,511             9,908           10,630
   Amortization.....................................................       9,149             7,714            7,534
   Gain on divestiture of product line..............................      (1,915)                -                -
   Provision for obsolete spare parts inventory.....................           -                 -            3,748
   Deferred tax provision (benefit).................................      (1,523)            2,645           (3,002)
   Changes in operating assets and liabilities:

    Accounts receivable.............................................      (7,105)           (1,774)           9,133
    Prepaid expenses, supplies inventory and other assets...........      (5,033)            2,820           (1,744)
    Accrued salaries and benefits...................................        (636)             (484)          (1,082)
    Accounts payable and other accrued liabilities..................       6,959            (2,796)           1,278
    Deferred revenue................................................       2,939               (45)            (483)
    Intercompany trade accounts.....................................       1,924            (2,245)               -
                                                                        --------           --------          -------
Net cash provided by operating activities...........................      23,528            24,685           29,259

Investing activities

Purchases of property and equipment.................................      (9,986)           (8,851)          (6,842)
Acquisitions........................................................     (20,533)                -           (1,907)
Proceeds from divestiture of product line...........................       2,086                 -                -
Other   ............................................................      (2,157)                -                -
                                                                        --------           --------          -------
Net cash used in investing activities...............................     (30,590)           (8,851)          (8,749)

Financing activities

Capital contribution from (return of capital to)
First Data Corporation                                                     6,721           (15,057)         (20,077)

Repayment of note payable...........................................        (401)             (129)            (464)
                                                                        --------           --------          -------
Net cash provided by financing activities...........................       6,320           (15,186)         (20,541)

Decrease in cash and cash equivalents...............................        (742)              648              (31)
                                                                        --------           --------          -------

Cash and cash equivalents at beginning of year......................       1,130               482              513
                                                                        --------           --------          -------
Cash and cash equivalents at end of year............................      $  388          $  1,130           $  482
                                                                        --------           --------          -------
                                                                        --------           --------          -------

See accompanying notes.

                         First Image Management Company
                     (a division of First Data Corporation)

                          Notes to Financial Statements

                  Years ended December 31, 1997, 1996, and 1995

   (Dollar amounts in thousands, except per share amounts and where indicated)

1. Organization, Basis of Accounting and Description of Business

First Image Management Company ("First Image" or the "Company") operates in a single business segment and is comprised of a group of document management services business units which operate as a division of First Data Corporation ("First Data"). First Image was originally formed by First Financial Management Corporation ("First Financial Management") through a series of acquisitions which created a fully integrated document management services company. First Image delivers a full range of services to a diverse client base, including: document imaging on various media (microfiche, CD-ROM and laser disk); print and mail services; demand publishing; health care and insurance claims entry; and data capture. In October 1995, First Data, in a transaction accounted for under the pooling of interests method, merged with First Financial Management. In January 1998, First Data announced its intention to sell the Company. The accompanying financial statements do not give any effect to any such possible transaction.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Supplies Inventory

Supplies inventory consists of paper, toner, developer and other disposable chemicals, film, compact discs and micrographic chemicals, and packaging material. Supplies are valued at the lower of cost or market with cost determined using the first-in-first-out method.

                         First Image Management Company
                     (a division of First Data Corporation)

                    Notes to Financial Statements (continued)

   (Dollar amounts in thousands, except per share amounts and where indicated)


2. Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment are recorded at cost. Depreciation expense is calculated over the estimated useful lives of the related assets (three to eight years) using the straight-line method for financial reporting purposes. Leasehold improvements are amortized over the term of the related lease.

Goodwill and Other Intangible Assets

Goodwill represents the excess of purchase price over the fair value of net tangible and identifiable intangible assets acquired and is being amortized using the straight-line method over 40 years. At December 31, 1997 and 1996, the Company had goodwill of $127.6 million and $131.4 million, respectively. Other intangible assets consist primarily of acquired contract costs and, to a much lesser extent, non-compete agreements. These costs are amortized on a straight-line basis over the length of the agreement or benefit period, generally ranging from 7 to 15 years. Goodwill and other intangible assets are reviewed for impairment whenever events indicate that their carrying amount may not be recoverable. In such reviews, estimated undiscounted future cash flows associated with these assets are compared with their carrying value to determine if a write-down to fair value (normally measured by discounting estimated future cash flows) is required.

Revenue Recognition

Revenue from sales of products and services is recognized based upon shipment of products or performance of services. Revenues from prepaid maintenance contracts are deferred and recognized in earnings over the period the service is provided. Postage related to mailing services is generally reimbursed by customers, accordingly, revenue is presented net of postage reimbursements.

                         First Image Management Company
                     (a division of First Data Corporation)

                    Notes to Financial Statements (continued)

   (Dollar amounts in thousands, except per share amounts and where indicated)

2. Summary of Significant Accounting Policies (continued)

Income Taxes

The Company accounts for income taxes under the liability method required by Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes, whereby deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and tax purposes.

The taxable income of the Company is included in the U.S. federal income tax return of First Data. For financial reporting purposes, the Company's provision for income taxes has been determined as if the Company were a separate tax-paying entity. Current income taxes payable are included in division equity.

Employee Stock Options

SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123") established accounting and reporting standards for stock based employee compensation plans. As permitted by the standard, First Data and the Company elected to continue to account for employee stock options under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations. Accordingly, adoption of the standard has not affected the Company's results of operations or financial position.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. Acquisition and Divestiture

In January 1997, the Company acquired certain assets associated with the "computer output to microfiche" business of the Eastman Kodak Company. This transaction has been accounted for as a purchase business combination and the results of the acquired operations have been included in the Company's results since the acquisition date. The consideration paid for this acquisition, after adjustment, amounted to $20.5 million of which $16.0 million, $2.4 million and $2.1 million were allocated to acquired contracts costs, a non-compete agreement and equipment, respectively. The amortization periods for the acquired contract costs and non-compete agreement are 7 and 5 years, respectively. The pro forma impact of this acquisition is not material to the Company's results of operations.

In December 1997, the Company sold its Micropublishing product line for cash proceeds of $2.1 million and recognized a $1.9 million gain. The terms of the sale agreement provide for the Company to earn up to an additional $0.5 million in proceeds if certain revenue targets are met.

4. Related Party Transactions

The Company has various transactions with First Data and its affiliates. These transactions can be generally classified into the following categories:

     - trade activities - this involves the Company deriving revenues for providing document management services to First Data affiliates and incurring expenses from First Data affiliates for various services. The following summarizes the Company's trade transactions with First Data and affiliates:

                                                          Year ended December 31
                                            1997                  1996                 1995
                                    --------------------- -------------------- --------------------


Trade revenues.........................  $12,058                   $12,800                      $  -
Trade expenses.........................       26                        43                         -

                         First Image Management Company
                     (a division of First Data Corporation)

                    Notes to Financial Statements (continued)

   (Dollar amounts in thousands, except per share amounts and where indicated)

4. Related Party Transactions (continued)

     - allocation of general and administrative costs - this is a general allocation of First Data corporate overhead based on 1% of the Company's revenue. Functions provided by First Data corporate include administration of employee benefit programs, internal audit, financial systems licensing and processing, taxes and other support services. This allocation is not necessarily indicative of the level of expenses that might have been incurred had the Company contracted directly with third parties. Management has not made a study or any attempt to obtain quotes from third parties to determine what the cost of obtaining such services from third parties would have been.

     - direct charges - certain programs and activities are administered by First Data on a company-wide basis. Examples are employee benefit plans, group and other insurance programs and certain vendor agreements that are negotiated by First Data on an enterprise wide basis. The costs of these programs and activities are specifically identifiable to each participating business unit and, for this reason, the costs are not included in the table above.

Management believes that the overall amount of charges to and from First Data are reasonable and that the accompanying financial statements reflect all of the Company's costs of doing business.

First Data does not have any specific indebtedness related to the Company and the accompanying financial statements do not reflect any allocations of First Data interest expense. There are no formal financing arrangements with First Data. However, cash not necessary for the Company's near term operating requirements has been remitted to First Data which in turn has funded the Company's operating, investing and financing activities as required. Accordingly, apart from net income, the net change in the division equity balance has been reflected as a financing activity in the accompanying statement of cash flows. The average balance in division equity was $229.0 million, $223.4 million and $234.9 million for the years ended December 31, 1997, 1996 and 1995, respectively.

                         First Image Management Company
                     (a division of First Data Corporation)

                    Notes to Financial Statements (continued)

   (Dollar amounts in thousands, except per share amounts and where indicated)

5. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets were comprised of:

                                                                     December 31
                                                              1997                1996
                                                       ------------------- --------------------

Prepaid postage.................................              $  7,164               $3,544
Prepaid maintenance agreements..................                 2,530                  770
Other   ........................................                 1,133                  919
                                                              --------               ------
                                                               $10,827               $5,233
                                                              --------               ------
                                                              --------               ------

6. Other Accrued Liabilities

Other accrued liabilities were comprised of:


                                                                    December 31
                                                              1997                1996
                                                       ------------------- --------------------

Accrued maintenance contract costs..................     $  4,436                    $1,177
Accrued sales and other non-income taxes............        4,961                     3,384
Accrued inventory purchases.........................          906                     1,017
Other   ............................................        3,698                     2,498
                                                         --------                    ------
                                                          $14,001                    $8,076
                                                         --------                    ------
                                                         --------                    ------

7. Notes Payable

Notes payable are payable to various Kentucky governmental authorities and bear interest at rates ranging from 2% to 7.89% and are due as follows: 1998 - $281; 1999 - $247; 2000 - $129; 2001 - $111; 2002 and thereafter - $69. Certain of the
Company's property and equipment are pledged as collateral against these notes.

                         First Image Management Company
                     (a division of First Data Corporation)

                    Notes to Financial Statements (continued)

   (Dollar amounts in thousands, except per share amounts and where indicated)

8. Concentration of Credit Risk

The Company's customers, while concentrated in the United States, are spread across diverse market sectors and range in size from small local to Fortune 500 companies. There were no single customers accounting for 5% or more of the Company's revenues for the years ended December 31, 1997, 1996 and 1995. The Company, through two separate subcontracts with two separate companies, derives revenues from two agencies of the U.S. government aggregating to approximately 5% of revenues during each of 1995, 1996 and 1997. The Company's accounts receivable are unsecured and the Company is at risk to the extent such amounts become uncollectable. The Company establishes its allowance for doubtful accounts based upon the credit risk of specific customers, historical trends and other information.

9. Operating and Capital Leases

The Company leases certain office equipment and office space under noncancellable lease agreements. Future minimum lease payments under noncancellable operating and capital leases, with initial lease terms of at least one year at the time of inception, are as follows at December 31, 1997:

                                                     Operating            Capital
                                                 ----------------    ----------------

1998                                                    8,190                $170
1999                                                    7,031                 104
2000                                                    4,184                  79
2001                                                    2,812                  63
2002                                                    1,706                  36
Thereafter                                                712                   -
                                                      -------               -----
Total minimum lease payments.                         $24,635                 452
Less: amount representing interest                    -------                  54
                                                      -------               -----
Present value of minimum lease payments                                      $398
                                                                            -----
                                                                            -----

                                       15

                         First Image Management Company
                     (a division of First Data Corporation)

                    Notes to Financial Statements (continued)

   (Dollar amounts in thousands, except per share amounts and where indicated)

9. Operating and Capital Leases (continued)

Total rent expense for all operating leases was approximately $8.0 million, $8.3 million and $7.4 million for the years ended December 31, 1997, 1996 and 1995, respectively. The gross and net book values of assets held under capital lease agreements were $686.0 million and $398.0 million, respectively at December 31, 1997 and $524.0 and $353.0, respectively at December 31, 1996.

10. Stock Option Plan

The Company participates in a First Data plan that provides for the granting of First Data stock options to key employees and other key individuals who perform services for the Company. A total of 53.7 million shares of First Data common stock have been reserved for issuance under First Data plans, of which 7.6 million shares remain available for future grant as of December 31, 1997. The options have been issued at a price equivalent to First Data common stock's fair market value at the date of grant, generally have ten year terms and generally become exercisable in three or four equal annual increments beginning 12 months after the date of grant.

In October 1996, First Data instituted an employee stock purchase plan for which a total of six million shares have been reserved for issuance, of which 4.8 million shares remain available for future grant as of December 31, 1997. Monies accumulated through payroll deductions elected by eligible employees are used to effect quarterly purchases of First Data common stock at a 15% discount from the lower of the market price at the beginning or end of the quarter.

The Company has elected to follow APB 25 for First Data stock options because, as discussed below, the alternative fair value accounting under SFAS No. 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the stock options equals the market price of the underlying First Data stock on the date of grant, no compensation expense is recognized.

                         First Image Management Company
                     (a division of First Data Corporation)

                    Notes to Financial Statements (continued)

   (Dollar amounts in thousands, except per share amounts and where indicated)

10. Stock Option Plan (continued)

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, assuming the Company has accounted for its First Data employee stock options granted subsequent to December 31, 1994 under the fair value method of SFAS No. 123. The fair value for options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                                                        1997              1996              1995
                                                                  ---------------- ----------------- -----------------

Risk-free interest rate - options.................................        6.23%          6.28%               5.29%
Risk free interest rate - employee
stock purchase rights.............................................        6.23%          5.04%                   -
Dividend yield....................................................        0.22%          0.22%               0.22%
Volatility of First Data common stock.............................        18.9%          16.9%               17.6%
Expected option life..............................................      5 years        5 years             5 years
Expected employee stock purchase right life.......................   0.25 years     0.25 years                   -
Weighted-average fair value of options granted....................           12             10                   7
Weighted-average fair value of employee stock purchase rights.....            7              7                   -


The Company's pro forma net income after amortizing the fair value of the options and the stock purchase rights over their vesting period is $7.6 million, $8.6 million and $3.2 million for the years ended December 31, 1997, 1996 and 1995, respectively. SFAS 123 is applicable only to options granted subsequent to December 31, 1994, accordingly, its pro forma effect will not be fully reflected until 1999.

Because the Company's First Data employee stock options have characteristics significantly different from those of traded options for which the Black-Scholes model was developed, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models, in management's opinion, do not necessarily provide a reliable single measure of the fair value of its First Data employee stock options.

                         First Image Management Company
                     (a division of First Data Corporation)

                    Notes to Financial Statements (continued)

   (Dollar amounts in thousands, except per share amounts and where indicated)

10. Stock Option Plan (continued)

A summary of First Data stock option activity for the Company's employees is as follows:


                                                                                    Year ended December 31
                                                                 1997                         1996                          1995
                                          ---------------------------------------------------------------------------------------
                                                              Weighted                      Weighted                     Weighted
                                                              Average                       Average                      Average
                                                              Exercise                      Exercise                     Exercise
                                                Options        Price          Options        Price          Options       Price
                                          ---------------------------------------------------------------------------------------

Outstanding at beginning of period.......       295,592          $30         194,764         $19            90,506        $  8
Granted .................................       147,560           38         156,350          37           108,464          28
Exercised................................       (28,547)          34         (46,464)         15            (4,206)          5
Canceled.................................       (92,657)          38          (9,058)         37                 -           -
                                               ---------                     --------                      --------
Outstanding at end of period.............       321,948           31         295,592          30           194,764          19
                                               ---------                     --------                      --------
                                               ---------                     --------                      --------
Exercisable..............................        73,991          $18          86,510         $14           111,398         $12
                                               ---------                     --------                      --------
                                               ---------                     --------                      --------

The following summarizes information about stock options outstanding as of December 31, 1997:


                               Options Exercisable                            Options Outstanding
---------------------------------------------------------------------------------------------------------
                                Weighted Average        Weighted                            Weighted
   Exercise      Number            Remaining             Average           Number            Average
    Prices     Outstanding      Contractual Life        Exercise         Exercisable        Exercise
                                                         Price                                Price
---------------------------------------------------------------------------------------------------------

  $3 -  $8        32,946           2.7 years               $  4              32,946              $  4
 $11 - $28        38,096           7.3 years               $ 22              19,870               $19
 $31 - $40       250,906           8.6 years               $ 36              21,175               $37
                 -------                                                     ------
                 321,948           7.8 years               $ 31              73,991               $18
                 -------                                                     ------
                 -------                                                     ------


                         First Image Management Company
                     (a division of First Data Corporation)

                    Notes to Financial Statements (continued)

   (Dollar amounts in thousands, except per share amounts and where indicated)

11. Income Taxes

The provision for income taxes consists of the following:


                                                      Year ended December 31
                                         1997                  1996                  1995
                                 --------------------- --------------------- ---------------------

Federal ........................        $6,423               $6,857                    $3,833
State and local.................         1,922                2,052                     1,147
                                        ------               ------                    ------
Total   ........................        $8,345               $8,909                    $4,980
                                        ------               ------                    ------
                                        ------               ------                    ------


Deferred income taxes result from the recognition of temporary differences. Temporary differences are differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in differences between income for tax purposes and income for financial statement purposes in future years.

The provision (benefit) for income taxes is comprised of the following:


                                                      Year ended December 31
                                         1997                  1996                  1995
                                 --------------------- --------------------- ---------------------

Current ....................         $  9,868             $6,264                  $  7,982
Deferred....................           (1,523)             2,645                    (3,002)
                                     ---------            ------                  ---------
Total   ....................         $  8,345             $8,909                  $  4,980
                                     ---------            ------                  ---------
                                     ---------            ------                  ---------

                         First Image Management Company
                     (a division of First Data Corporation)

                    Notes to Financial Statements (continued)

   (Dollar amounts in thousands, except per share amounts and where indicated)

11. Income Taxes (continued)

The Company's net deferred tax assets (liabilities) consist of the following:


                                                                     December 31
                                                              1997                 1996
                                                        ----------------    -----------------
Deferred tax assets:

Accrued costs...............................               $  2,564                  $  3,051
Accounts receivable allowance...............                  1,357                       625
                                                           --------                  --------
Total deferred tax assets...................                  3,921                     3,676
Valuation allowance.........................                      -                         -
                                                           --------                  --------
Net deferred tax assets.....................                  3,921                     3,676

Deferred tax liabilities:
Depreciation and amortization...............                 (1,865)                   (3,143)
                                                           --------                  --------
Total deferred tax liabilities..............                 (1,865)                   (3,143)
                                                           --------                  --------
Net deferred tax assets.....................               $  2,056                    $  533
                                                           --------                  --------
                                                           --------                  --------

The reconciliation of income tax computed at the U.S. federal statutory tax rate to income tax expense is:

                                                              Year ended December 31
                                                  1997                 1996                1995
                                           -------------------- ------------------- --------------------
Tax at U.S. statutory rate...............       $5,811                $6,248                $2,879
Increases in taxes from:
State and local taxes....................        1,249                 1,334                  745
Non-deductible goodwill..................        1,267                 1,268                1,268
Other non-deductible.....................           76                     -                    -
Other   .................................          (58)                   61                   88
                                                -------               ------               ------
Total   .................................       $8,345                $8,909               $4,980
                                                -------               ------               ------
                                                -------               ------               ------

                         First Image Management Company
                     (a division of First Data Corporation)

                    Notes to Financial Statements (continued)

   (Dollar amounts in thousands, except per share amounts and where indicated)

12. Retirement Plan

First Data has an incentive savings plan which allows eligible employees of First Data and its subsidiaries to contribute a percentage of their compensation and provides for certain matching, service-related and other contributions. The Company's matching and service-related contributions associated with the plan were approximately $1.2 million, $0.7 million and $0.4 million for the years ended December 31, 1997, 1996 and 1995.

13. Contingencies

The Company is involved in certain litigation arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

14. Year 2000 Remediation (Unaudited)

The Company is faced with "Year 2000" remediation issues. Many computer programs were written with a two digit date field and if these programs are not made Year 2000 compliant, they will be unable to correctly process date information on or after the Year 2000. Remediation efforts go beyond the Company's internal computer systems and require coordination with clients, vendors, government entities and other third parties to assure that their systems and related interfaces are compliant. Failure to achieve timely remediation of the Company's computer systems that process client information and transactions would have a material adverse effect on the Company's business, operations and financial results.

                         First Image Management Company
                     (a division of First Data Corporation)

                    Notes to Financial Statements (continued)

   (Dollar amounts in thousands, except per share amounts and where indicated)

14. Year 2000 Remediation (Unaudited) (continued)

In response to the Year 2000 concerns, First Data created a Year 2000 Task Force to coordinate and monitor the progress in the Year 2000 remediation efforts. The Task Force reports directly to First Data's executive management and also provides regular reports to the Board of Directors. In addition, at the direction of the Audit Committee of the Board of Directors, First Data engaged the Gartner Group to provide an independent analysis and assessment of its Year 2000 remediation efforts. The Gartner Group provides regular progress reports to executive management and the Board of Directors and regularly meets with the Audit Committee of the Board to discuss its reports.

The Company's plans call for all mission critical systems to be renovated and compliance testing underway by the end of 1998. Acceptance testing with clients and other third parties will take place between late 1998 and mid 1999. Completion of all third party interfacing testing is dependent upon those third parties completing their own internal remediation. The Company could be adversely affected to the extent third parties with which it interfaces have not properly addressed their Year 2000 issues.

The Company anticipates expenditures for Year 2000 remediation efforts and testing to approximate $1.5 million in 1998 and $500 in 1999.

15. Subsequent Event

On May 5, 1998 First Data and First Financial Management entered into an asset purchase agreement (the "Agreement") with Anacomp, Inc. ("Anacomp"). The Agreement closed on June 18, 1998. Pursuant to the terms of the Agreement, Anacomp purchased substantially all of the Company's assets, subject to certain liabilities, for an initial purchase price of $150.0 million. The initial purchase price is subject to adjustment based upon working capital delivered at closing. The accompanying financial statements do not give effect to any of the transactions contemplated under the Agreement.

                         FIRST IMAGE MANAGEMENT COMPANY
                     (A DIVISION OF FIRST DATA CORPORATION)

                                 BALANCE SHEET
                                 MARCH 31, 1998
                                  (UNAUDITED)
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                          ASSETS
Current Assets:
  Cash and cash equivalents......................................................   $     363
  Accounts receivable, net of allowance of $1,949................................      49,100
  Intercompany trade receivables.................................................         565
  Deferred tax assets............................................................       3,532
  Prepaid expenses and other current assets......................................       8,899
  Supplies inventory.............................................................       4,847
                                                                                   -----------
      Total current assets.......................................................      67,306

Property and equipment:
  Land, buildings and improvements...............................................       3,761
  Leasehold improvements.........................................................       8,973
  Equipment......................................................................      72,207
  Furniture and fixtures.........................................................       6,781
                                                                                   -----------
                                                                                       91,722
  Less: Accumulated depreciation.................................................     (63,119)
                                                                                   -----------
      Net property and equipment.................................................      28,603

Goodwill and other intangible assets less accumulated amortization of $53,322....     163,375
Other assets.....................................................................          96
                                                                                   -----------
      Total assets...............................................................   $ 259,380
                                                                                   -----------
                                                                                   -----------
                              LIABILITIES AND DIVISION EQUITY
Liabilities:
  Accounts payable...............................................................   $   5,203
  Intercompany trade accounts payable............................................       1,054
  Accrued salaries and benefits..................................................       3,246
  Other accrued liabilities......................................................      14,574
  Deferred revenue...............................................................       2,650
  Notes payable and capital lease obligations--current...........................         376
                                                                                   -----------
      Total current liabilities..................................................      27,103

Deferred tax liability...........................................................       1,865

Notes payable and capital lease obligations--long term...........................         753

Other liabilities................................................................         425

Commitments and contingencies....................................................

Division equity..................................................................     229,234
                                                                                   -----------
      Total liabilities and division equity......................................   $ 259,380
                                                                                   -----------
                                                                                   -----------

                            See accompanying notes.

                         FIRST IMAGE MANAGEMENT COMPANY
                     (A DIVISION OF FIRST DATA CORPORATION)

                              STATEMENTS OF INCOME
                                  (UNAUDITED)
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                               THREE MONTHS ENDED
                                                                                                   MARCH 31,
                                                                                              --------------------
                                                                                                1998       1997
                                                                                              ---------  ---------
Revenue.....................................................................................  $  56,881  $  57,422
Expenses:
  Salaries and benefits.....................................................................     20,611     21,301
  Forms and supplies........................................................................      5,987      6,386
  Equipment and occupancy...................................................................      9,502     10,355
  Other operating and administrative........................................................      8,435      7,419
  Depreciation and amortization.............................................................      5,140      4,767
  Provision for employee severance and office closure.......................................     --            275
  Overhead charges from First Data Corporation..............................................        569        574
                                                                                              ---------  ---------
      Total expenses........................................................................     50,244     51,077
                                                                                              ---------  ---------
Operating income............................................................................      6,637      6,345
Interest expense............................................................................        (19)       (21)
Provision for income taxes..................................................................     (3,327)    (3,178)
                                                                                              ---------  ---------
      Net income............................................................................  $   3,291  $   3,146
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                            See accompanying notes.

                         FIRST IMAGE MANAGEMENT COMPANY
                     (A DIVISION OF FIRST DATA CORPORATION)

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                         (DOLLAR AMOUNTS IN THOUSANDS)


                                                                                              THREE MONTHS ENDED
                                                                                                   MARCH 31,
                                                                                            -----------------------
                                                                                               1998         1997
                                                                                            -----------  ----------
OPERATING ACTIVITIES
Net income................................................................................   $   3,291   $    3,146
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation............................................................................       2,738        2,570
  Amortization............................................................................       2,402        2,197
  Deferred tax (benefit) provision........................................................         389       (1,524)
  Changes in operating assets and liabilities:
    Accounts receivable...................................................................      (1,465)      (2,896)
    Prepaid expenses, supplies inventory and other assets.................................       2,356       (1,373)
    Accounts payable and accrued liabilities..............................................         444        2,541
    Accrued salaries and benefits.........................................................         879           67
    Deferred revenue......................................................................        (336)       4,488
    Intercompany trade accounts...........................................................         810        2,245
                                                                                            -----------  ----------
      Net cash provided by operating activities...........................................      11,508       11,461
INVESTING ACTIVITIES
Acquisitions..............................................................................         (94)     (22,678)
Purchases of property and equipment.......................................................      (1,972)      (3,562)
                                                                                            -----------  ----------
      Net cash used in investing activities...............................................      (2,066)     (26,240)
FINANCING ACTIVITIES
Payment of long-term debt.................................................................        (106)        (264)
Capital contribution from (return of capital) to First Data Corporation...................      (9,361)      14,262
                                                                                            -----------  ----------
      Net cash (used in) provided by financing activities.................................      (9,467)      13,998
Decrease in cash and cash equivalents.....................................................         (25)        (781)
Cash and cash equivalents at beginning of period..........................................         388        1,130
                                                                                            -----------  ----------
Cash and cash equivalents at end of period................................................   $     363   $      349
                                                                                            -----------  ----------
                                                                                            -----------  ----------

                         FIRST IMAGE MANAGEMENT COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. GENERAL

    The accompanying financial statements of First Image Management Company ("FIMC" or the "Company") should be read in conjunction with the Company's financial statements for the year ended December 31, 1997. Significant accounting policies disclosed therein have not changed.

    The accompanying financial statements are unaudited; however, in the opinion of management, they include all normal recurring adjustments necessary for a fair presentation of the financial position of the Company at March 31, 1998 and the results of its operations and cash flows for the three months ended March 31, 1998 and 1997. Results of operations reported for interim periods are not necessarily indicative of results for the entire year.

2. SUBSEQUENT EVENT

    On May 5, 1998 First Data and First Financial Management entered into an asset purchase agreement (the "Agreement") with Anacomp, Inc. ("Anacomp"). The Agreement closed on June 18, 1998. Pursuant to the terms of the Agreement, Anacomp purchased substantially all of the Company's assets, subject to certain liabilities, for an initial purchase price of $150.0 million. The initial purchase price is subject to adjustment based upon working capital delivered at closing. The accompanying financial statements do not give effect to any of the transactions contemplated under the Agreement.

     (c)  Exhibits

        EXHIBIT NO.                                  DESCRIPTION
        -----------      ----------------------------------------------------------------------
          2.1        --  Asset Purchase Agreement, dated as of May 5, 1998, among Anacomp,
                         Inc., First Financial Management Corporation and First Data
                         Corporation.*

          2.2        --  Amendment No. 1, dated as of June 18, 1998, to the Asset Purchase
                         Agreement, dated as of May 5, 1998, among Anacomp, Inc., First
                         Financial Management Corporation and First Data Corporation.*

          4.1        --  Indenture, dated as of June 18, 1998, between the Anacomp, Inc., as issuer, and IBJ Schroder Bank & Trust Company, as trustee, relating the 10 7/8% Series C Senior Subordinated Notes due 2004 and the
                         10 7/8% Series D Senior Subordinated Notes due 2004 (containing, as exhibits, specimens of such Series C Notes and Series D Notes).*

          4.2        --  Purchase Agreement, dated June 12, 1998, between Anacomp, Inc.
                         and NatWest Capital Markets Limited, relating the 10 7/8% Series C
                         Senior Subordinated Notes due 2004.*

          4.3        --  Exchange and Registration Rights Agreement, dated June 18, 1998 between Anacomp, Inc. and NatWest Capital Markets Limited, relating the 10 7/8% Series C Senior Subordinated Notes due 2004 and the
                         10 7/8% Series D Senior Subordinated Notes due 2004.*

          4.4        --  First Supplemental Indenture, dated as of June 12, 1998, to the
                         Indenture, dated as of March 24, 1997, between Anacomp, Inc., as issuer, and IBJ Schroder Bank & Trust Company, as trustee, relating the 10 7/8% Senior Subordinated Notes due 2004, Series A and the
                         10 7/8% Senior Subordinated Notes due 2004, Series B (containing, as exhibits, specimens of such Series A Notes and Series B Notes).*

          10.1       --  Revolving Credit Agreement, dated as of June 15, 1998, among
                         Anacomp, Inc., the various lending institutions named therein and
                         BankBoston, N.A. as agent.*

          23.1       --  Consent of Ernst & Young LLP

          99.1       --  Press release of the Company, dated June 18, 1998.*

-------------
* Previously filed.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf of the Registrant by the undersigned thereunto duly authorized.

                                       ANACOMP, INC.

                                       By:       /s/ DONALD L. VILES
                                           ------------------------------------
                                                    DONALD L. VILES
                                               Executive Vice President and
                                                  Chief Financial Officer

Date:  August 11, 1998

                                 EXHIBIT INDEX

        EXHIBIT NO.                                  DESCRIPTION
        -----------      ----------------------------------------------------------------------
          2.1        --  Asset Purchase Agreement, dated as of May 5, 1998, among Anacomp,
                         Inc., First Financial Management Corporation and First Data
                         Corporation.*

          2.2        --  Amendment No. 1, dated as of June 18, 1998, to the Asset Purchase
                         Agreement, dated as of May 5, 1998, among Anacomp, Inc., First
                         Financial Management Corporation and First Data Corporation.*

          4.1        --  Indenture, dated as of June 18, 1998, between the Anacomp, Inc., as issuer, and IBJ Schroder Bank & Trust Company, as trustee, relating the 10 7/8% Series C Senior Subordinated Notes due 2004 and the
                         10 7/8% Series D Senior Subordinated Notes due 2004 (containing, as exhibits, specimens of such Series C Notes and Series D Notes).*

          4.2        --  Purchase Agreement, dated June 12, 1998, between Anacomp, Inc.
                         and NatWest Capital Markets Limited, relating the 10 7/8% Series C
                         Senior Subordinated Notes due 2004.*

          4.3        --  Exchange and Registration Rights Agreement, dated June 18, 1998 between Anacomp, Inc. and NatWest Capital Markets Limited, relating the 10 7/8% Series C Senior Subordinated Notes due 2004 and the
                         10 7/8% Series D Senior Subordinated Notes due 2004.*

          4.4        --  First Supplemental Indenture, dated as of June 12, 1998, to the
                         Indenture, dated as of March 24, 1997, between Anacomp, Inc., as issuer, and IBJ Schroder Bank & Trust Company, as trustee, relating the 10 7/8% Senior Subordinated Notes due 2004, Series A and the
                         10 7/8% Senior Subordinated Notes due 2004, Series B (containing, as exhibits, specimens of such Series A Notes and Series B Notes).*

          10.1       --  Revolving Credit Agreement, dated as of June 15, 1998, among
                         Anacomp, Inc., the various lending institutions named therein and
                         BankBoston, N.A. as agent.*

          23.1       --  Consent of Ernst & Young LLP

          99.1       --  Press release of the Company, dated June 18, 1998.*


--------------
* Previously Filed.